Exhibit 99.1

BIONIK Laboratories Appoints Loren Wass as Chief Commercial Officer

Industry veteran brings extensive experience driving the commercialization of robotic technologies within healthcare

TORONTO & BOSTON – September 4, 2019 -- BIONIK Laboratories Corp. (OTCQB:BNKL) ("BIONIK" or the "Company"), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced the appointment of Loren Wass as Chief Commercial Officer, effective September 3, 2019. Wass will report to Dr. Eric Dusseux, BIONIK’s Chief Executive Officer.

Wass joins BIONIK from ReWalk Robotic, where as Vice President of Sales and Reimbursement he was responsible for the commercialization of several rehabilitation robotic exoskeletons, including the first robotic exoskeleton cleared by the FDA for paralyzed individuals to use to ambulate at home and in the community and the first soft exo-suit cleared by the FDA for stroke gait therapy in a clinical setting. In the first full year after FDA clearance, Wass grew sales by 60% year-over-year. He also led all efforts in reimbursement leading to a national coverage policy by the U.S. Veterans Association and numerous positive coverage decisions by private health insurers. Mr. Wass served on ReWalk’s Executive Committee that was responsible for the overall management and strategic direction of the company.

Prior to ReWalk, Mr. Wass held several key sales leadership roles. He served as Vice President of Sales for DJO (DonJoy Orthopedics), where he led a team of more than 250 direct and distributor-based sales representatives and exceeded new product launch goals by 15%. Additionally, he held a leadership role in several merger activities while there. Before joining DJO, Mr. Wass served as National Sales Director at Ottobock, and held the position of Vice President of Sales and Field Operations for Myomo, Inc. He brings more than 25 years of experience in the orthopedic and neurological rehabilitation market to his role at BIONIK.

“We are excited to welcome Loren to BIONIK and look forward to his immediate impact on our global sales initiatives and market expansion for our industry-leading InMotion robotic therapy systems,” said Dr. Dusseux. “Loren has deep experience within the robotic rehabilitation market and has had tremendous success driving the commercialization and adoption of robotic technologies within clinical settings. His leadership will be important to us as we continue expansion throughout the U.S. while increasing penetration of foreign markets. We welcome him to BIONIK.”

“I am thrilled to be joining the talented team at BIONIK, and to add my expertise within the robotic rehabilitation industry to help continue the tremendous growth and success the company has achieved this past year,” said Wass. “With industry-leading robotic rehabilitation devices in clinical settings across the U.S., and innovative products in development to serve the home health care market, I believe BIONIK is well positioned to further establish itself as a market leader.”

Wass is a graduate of Springfield College in Springfield, MA where he received his Bachelor of Science degree.

About BIONIK Laboratories Corp.

BIONIK Laboratories is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and three products in varying stages of development.

For more information, please visit www.BIONIKlabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other robotic rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the inability to meet listing standards to uplist to a national stock exchange, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media contact:

Matthew Bretzius
FischTank Marketing and PR
matt@fischtankpr.com